Exhibit 5.1

Gordon Feinblatt LLC

Attorneys at Law

233 East Redwood Street Baltimore, Maryland 21202-3332 410-576-4000 www.gfrlaw.com

October 16, 2012

Rand Worldwide, Inc.

161 Worcester Road, Suite 401

Framingham, Massachusetts 01701

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Post-Effective Amendment No. 2 (the “Amendment”) to the Registration Statement on Form S-1, as previously amended (as amended, the “Registration Statement”), of Rand Worldwide, Inc. (the “Company”), a Delaware corporation, to be filed on or about the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Registration Statement relates to (i) 34,601,153 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”) held by certain selling stockholders named in the Registration Statement, and (ii) 38,462 shares (the “Conversion Shares”) of Common Stock issuable upon conversion of shares of the Company’s Series D Convertible Preferred Stock (the “Series D Preferred Stock”) and Series E Convertible Preferred Stock (the “Series E Preferred Stock” and, together with the Series D Preferred Stock, the “Preferred Stock”) held by a selling stockholder named in the Registration Statement.

We have examined copies of (i) the Certificate of Incorporation of the Corporation, as amended to date, (ii) the Certificate of Designations of Series D Preferred Stock, as amended to date, (iii) the Certificate of Designations of Series E Preferred Stock, (iv) the Bylaws of the Corporation, and (v) the Registration Statement and the exhibits thereto (the foregoing documents are collectively referred to herein as the “Documents”). In addition, we have made such other examination as we consider necessary to render the opinions set forth below.

In expressing the opinions set forth below, we have assumed, and so far as is known to us there are no facts inconsistent therewith, that (i) all Documents submitted to us as originals are authentic, (ii) all Documents submitted to us as certified or photostatic copies conform to the original documents, (iii) all signatures on all such Documents are genuine, (iv) all public records reviewed or relied upon by us or on our behalf are true and complete, (v) all statements and information contained in the Documents are true and complete, and (vi) all signatories to the Documents were legally competent to do so.

Based on the foregoing, and subject to the qualifications set forth herein, it is our opinion that:

1. The Shares have been duly authorized and validly issued and are fully paid and nonassessable; and

2. Assuming that the Conversion Shares are issued upon conversion of the Preferred Stock in accordance with the terms thereof and the Company has sufficient shares of its Common Stock available for issuance under its Certificate of Incorporation, the Conversion Shares will be duly authorized, validly issued and fully paid and nonassessable.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. The foregoing opinions are limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and we do not express any opinion herein concerning any other law. The foregoing opinions are based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinion set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of the name of our firm therein. In issuing this opinion letter, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

/s/ Gordon Feinblatt LLC